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                                                                                                            OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:
                                                                                                    Expires:
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                                                      FORM 12b-25                                   hours per response ..... 2.50
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                                             NOTIFICATION OF LATE FILING                               COMMISSION FILE NUMBER
                                                                                                               0-15495
(Check One):  |_| Form 10-K |_| Form 20-F |_| Form 11-K |_X_| Form 10-Q |_| Form N-SAR              -----------------------------
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                                                                                                             CUSIP NUMBER
                                                                                                               59047910
For Period Ended:   12/31/97                                                                        -----------------------------
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 [ ]  Transition  Report  on Form  10-K [ ]  Transition  Report on Form 20-F [ ]
 Transition  Report  on  Form  11-K  [ ]  Transition  Report  on  Form  10-Q [ ]
 Transition Report on Form N-SAR

     For the Transition Period Ended: ___________________________________________________________________________________________

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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Mesa Air Group, Inc.
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Full Name of Registrant

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Former Name if Applicable

3753 Howard Hughes Parkway, Suite 200
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Address of Principal Executive Office (Street and Number)

Las Vegas, Nevada 89109
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City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

  |_X_| | (a) The reasons  described in reasonable  detail in Part III of this
        |     form could not be eliminated without unreasonable effort or expense;
        |
  |_|   | (b) The subject annual report, semi-annual report, transition report
        |     on Form 10-K, Form 20-F, Form 11-K,  Form N-SAR, or portion  thereof,
        |     will be filed on or before the  fifteenth  calendar day  following the
        |     prescribed  due date;  or the subject  quarterly  report or transition
        |     report on Form 10-Q, or portion thereof will be filed on or before the
        |     fifth calendar day following the prescribed due date; and
        |
  |_|   | (c) The  accountant's  statement or other  exhibit  required by Rule
        |     12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

The Registrant needs additional time to evaluate the financial impact on its operations for the quarter ended December 31, 1997 of the termination by United
Airlines,  Inc. of its Mesa Airlines,  Inc.'s code-sharing agreement with United
Airlines, Inc., particularly in light of recent discussions with management of United Airlines, Inc.


                                                                                                                     SEC 1344 (6/94)


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Gary E. Risley                                  (505)                                      326-4410
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                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |_X _| Yes |_| No

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(3) Is it anticipated that any significant  change in results of operations from the  corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    |_| Yes |_| No  NA
                    --

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

    The Registrant  needs  additional  time to evaluate the financial  impact on its operations for the quarter ended December 31, 1997 of the  termination by United
    Airlines,  Inc. of its Mesa Airlines,  Inc.'s code-sharing agreement with United
    Airlines,  Inc.,  particularly in light of recent discussions with management of
    United Airlines, Inc.

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                              Mesa Air Group, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date            2/18/98                                       By /s/ W. Stephen Jackson
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                                                                W. Stephen Jackson

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange
    Commission,  Washington,  D.C.  20549,  in  accordance  with Rule 0-3 of the
    General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T or apply for an adjustment in filing date pursuant to Rule
    13(b) of Regulation S-T.



(102196DTI)